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                                                                      EXHIBIT 12

PG&E GAS TRANSMISSION, NORTHWEST CORPORATION
SEC FILING - FORM 10-Q - First Quarter 2000
EXHIBIT 12 - RATIO OF EARNINGS TO FIXED CHARGES


                                                  For the Three Months Ended
                                              ----------------------------------
Ratio of Earnings to Fixed Charges                2000                   1999
----------------------------------            -----------             ----------

Earnings
  Net income                                      13.6                   13.1
Adjustments:
  Income taxes                                     8.6                    8.1
  Fixed charges (as below)                        10.6                   10.6
                                              -----------             ----------
    Total adjusted earnings                       32.8                   31.8
                                              ===========             ==========



Fixed charges:
  Net interest expense                            10.4                   10.2
Adjustments:
  Interest component of rents                      0.0                    0.0
  AFUDC debt                                       0.2                    0.4
                                              -----------             ----------
    Total fixed charges                           10.6                   10.6
                                              ===========             ==========


Ratio of earnings to fixed charges                 3.1                    3.0
                                              ===========             ==========